EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioCancell Therapeutics Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-165602) on Form S-8 of BioCancell Therapeutics Inc. of our report dated March 29, 2012, with respect to the consolidated balance sheets of BioCancell Therapeutics, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2011 and for the cumulative period from October 1, 2004 (inception of operations) to December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of BioCancell Therapeutics, Inc.

Our report dated March 29, 2012 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Jerusalem, Israel
March 29, 2012